Exhibit a.3

CERTIFICATE OF CORPORATION RESOLUTION

DEC 29 1994

Departamento de Estado

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PUERTO RICO INVESTORS TAX-FREE FUND, INC.

PUERTO RICO INVESTORS TAX-FREE FUND, INC., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the "Corporation"), does hereby certify:

FIRST: That the Corporation has not issued any of its authorized capital stock and that there has been no payment of any part of its capital.

SECOND: That at a meeting of the Board of Directors of the Corporation duly held and convened resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring such amendments advisable and convenient. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be and it is hereby amended by changing and substituting in its entirety Article Seventh, Section B, subsection (1) thereof for the following:

"

SEVENTH: *Governance of the Corporation.*

B. Board of Directors

(1) Until the election of a Board of Directors, the Incorporators shall direct the affairs and organization of the Corporation, and may take all steps that may be proper to perfect such organization, including the election of Directors. Thereafter, the business and affairs of the Corporation shall be managed by its Board of Directors. The number of Directors which shall constitute the whole Board shall not be less than three (3) nor more than fifteen (15). The total number of Directors may be fixed by the Board of Directors before the next Election Meeting; but if the number is not so fixed, the number shall remain as it stood immediately prior to such meeting. The manner of election of the Directors shall be determined by the By-Laws of the Corporation. At least a majority of the Directors must be bona fide residents of Puerto Rico. The Directors need not be stockholders, and shall hold office from the time of their election or qualification until their successors shall have been elected and qualified. A majority of Directors shall con-

stitute a quorum for the transaction of business, except that the By-Laws may provide that not less than one third (1/3) of the total number of Directors, and in no event fewer than two (2) Directors, may constitute a quorum."

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of article 801 of the General Corporation Law for the Commonwealth of Puerto Rico.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and the Certificate to be signed by Richard L. Carrión, David H. Chafey, Jr., Miguel A. Ferrer and Carlos V. Ubiñas, being all of the Corporation Directors, this 29th day of December, 1994.

Affidavit No. 2615

Sworn and subscribed before me by Richard L. Carrión and David H. Chafey, Jr., each of legal age, executives, married, resident of San Juan, Puerto Rico, and each of them personally known to me, as Directors of Puerto Rico Investors Tax-Free Fund, Inc., a corporation organized under the laws of Puerto Rico. In San Juan, Puerto Rico, this 29 th day of December, 1994.

BRUNILDA SANTOS DE ALVAREZ ABOGADO-NOTARIO

NOTARY PUBLIC

Affidavit No. 59

Sworn and subscribed before me by Miguel A. Ferrer, of legal age, executive, married and resident of Guaynabo, Puerto Rico and by Carlos V. Ubiñas, of legal age, executive, married and resident of San Juan, Puerto Rico, and each of them personally known to me, as Directors of Puerto Rico Investors Tax-Free Fund, Inc., a corporation organized under the laws of Puerto Rico. In San Juan, Puerto Rico, this 29 th day of December, 1994.

Luis Aníbal Avilés Pagán
NOTARIO
PUERTO RICO
Patriae et Veritas

NOTARY PUBLIC